CoActive
MARKETING GROUP, INC.

November 9, 2007

RE: OFFER: Director of Financial Reporting

Dear **Jim Haughton:**

On behalf of the CoActive Marketing Group, Inc., it is our pleasure to offer you the position of **Director of Financial Reporting** with CoActive LLC ("CoActive" or the "Company") reporting to **Fred Kaseff, Chief Financial Officer**. Please be aware that this offer is contingent upon the acceptable results of a pre-employment background check and upon you signing this Agreement, including the restrictive covenants contained herein. You represent and warrant to CoActive that there are no restrictions, agreements or understandings whatsoever to which you are a party which would prevent or make unlawful your execution and performance of the terms and conditions of this Agreement.

1. **Term of Agreement/At-Will Employment**

Your employment under this Agreement shall be for an unspecified term, **beginning on November 19, 2007**. Your employment remains, at all times, **at will**. The Company reserves the right to terminate your employment without cause, at any time. You shall provide the Company with fifteen (15) days written notice of your intent to cease employment under this Agreement. Upon your termination by any party, you shall immediately return to the Company all Company property, documentation, trade secrets, confidential information and proprietary materials in your possession, custody or control, and shall promptly return any and all copies thereof.

2. **Compensation and Benefits**

Your semi-monthly salary will be **$7,916.66**, which is equivalent to **$190,000.00,** on an annualized basis. You are classified as a regular full-time exempt employee and will be paid on a semi-monthly basis (i.e. the last business day preceding the 15th and the last calendar day of the month).

The target bonus for this position is 40% of your CoActive annual salary. Any bonus amount paid to you will be at the discretion of CoActive and will be based on a review of your performance during the prior year. Please note that you must be employed by CoActive at the time bonus are paid in order to receive a bonus pursuant to this paragraph.

You will be eligible to participate in CoActive' 401(k) Plan and the Healthcare, Dental & Cafeteria Plans assuming you meet each plan's eligibility requirements and waiting periods. You will also be eligible for Life Insurance and Accidental Death and Dismemberment Insurance, as well as Long Term Disability insurance. In addition, you will also receive the added benefit of accruing four (4) weeks of vacation per year, which is in excess of the of the standard two (2) week vacation accrual typically given to new employees.

Upon a 6 month review and following approval of our board of directors, we would issue you 10,000 shares of restricted stock of the Company that would vest over the period of employment with us.

If CoActive seeks to terminate your employment other than by reason of (i) death or (ii) for cause, then CoActive shall provide you notice of such termination for six (6) months prior to such final termination. You will continue to be required to perform your responsibilities during such notice period and all obligations of CoActive with respect to you will continue during such notification period. Such notice of termination will be provided to you at your residence by certified mail. As used herein, cause shall mean but not limited to, fraud, embezzlement, intentional misappropriation against CoActive LLC, continuously and deliberately neglected, or refused to perform his duties under, or engaged in willful misconduct with respect to his duties under this letter.

3. **Confidentiality**

(a) Definition of Confidential Information and Trade Secrets. "Confidential Information and Trade Secrets" includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, research and development programs, client lists, client contact information (such as addresses and contact person), plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, instructions, policies, price lists, client related data, marketing plans and strategies, financial information, software or documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which CoActive attempts to maintain with reasonable efforts and which CoActive has not released to the general public. You specifically acknowledge that the identities of entities likely to be interested in the services presently offered by the Company and the identities of the individuals responsible for engaging the Company to provide these services are not generally known but instead constitute Confidential Information and Trade Secrets of CoActive.

(b) No Disclosure of Confidential Information and Trade Secrets. You agree not to use or disclose (directly or indirectly) any Confidential Information and Trade Secrets of CoActive at any time or in any manner, except as required in the course of your employment with CoActive, and except as authorized in writing by the President of the Company or his or her designee. The obligations of this Paragraph are continuing and survive the termination of your employment (regardless of the reason for or party initiating such termination) with CoActive.

(c) Client Development Ownership and Work-for-Hire. You agree that all clients procured by you during your employment with CoActive shall become and remain the sole and exclusive clients of the Company and shall remain so for the duration of each such client's engagement of the Company. All work performed by you during the term of this Agreement shall be work for hire. CoActive shall retain ownership and all proprietary rights in copyrights and all other rights in and to all designs, content, outlines, drafts and/or instructional or participant materials, final deliverables, scripts and any other materials produced by or with you in the process of providing services to CoActive and/or its clients. The Company, at its discretion, may train others to use materials developed by you for CoActive and/or the Company's clients and distribute such material worldwide.

(d) Ownership and Return of the Company's Property Upon Termination. You agree that all information about markets, key personnel, operational methods, proprietary intellectual property, research and development programs, client lists, client contact information (such as addresses and contact person), plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, instructions, policies, price lists, client related data, marketing plans and strategies, financial information, software or documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) disclosed to or otherwise acquired by you in the course of your employment with CoActive, are and remain the exclusive property of the Company; that you will not retain, copy or otherwise appropriate such information and/or documents for your own use or the use or purposes of any third party and that, upon the termination of your employment (regardless of the reason for or party initiating such termination), you will promptly return such

information and/or documents including all copies or multiple versions thereof, to the Company and, in the case of intangible information, will continue to hold them as the confidential property of the Company and not disclose them or use them for any purpose.

(e) Any and all writings, inventions, improvements, processes, procedures and/or techniques which you may make, conceive, discover or develop, either solely or jointly with any other person or persons, which you conceive on behalf of the Company, at the direction of the Company, for use by the Company or otherwise in connection with your employment with the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business carried on or contemplated by the Company at the present time or during the term of your employment, including developments or expansions of the Company's present fields of operations, will be the sole and exclusive property of the Company. You will make full disclosure to CoActive of all such writings, inventions, improvements, processes, procedures and techniques, and will do everything necessary or desirable to vest absolute title thereto in the Company. You will write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist CoActive so that it can prepare and present applications for copyright, trademark, patent or other rights therefor or therein, can secure such rights wherever possible, as well as reissues, renewals and extensions thereof, and can obtain record title in and to such rights so that the Company will be the sole and absolute owner thereof in all countries in which it may desire such protection. You understand that you will not be entitled to any additional or special compensation or reimbursement for or relating to any of such writings, inventions, improvements, processes, procedures and techniques. To the extent that you may be entitled to claim any ownership interest in any of such writings, inventions, improvements, processes, procedures and/or techniques, whether copyrightable, patentable or otherwise, you hereby assign and transfer to the Company all of your right, title and interest therein and thereto, under patent, copyright, trade secret, trademark other applicable laws.

4. **Restrictive Covenants.**

(a) You specifically acknowledge that the identities of employers and/or other entities likely to be interested in sales promotion and marketing services business, including special events, mobile/local marketing, entertainment marketing, sampling, in-store demonstrations, college marketing and internet promotion of the type presently offered by the Company and the identities of the individuals responsible for engaging the Company to provide these services are not generally known but instead constitute Confidential Information of the Company. You agree that during the term of your employment, and for a period of one (1) year after the termination thereof, you will not (other than for the account of and with the express permission of the President of the Company or his or her designee) contact, solicit, attempt to solicit, or cause to be solicited any party who was a client of the Company at the time of your employment with, or termination of employment with (for any reason whatsoever), the Company, or who was actively solicited by the Company, its agents, representatives, affiliates, or employees within twelve (12) months prior to your termination (regardless of the reason for or party initiating such termination) from the Company.

(b) While employed by the Company and for a period of one (1) year following any termination of such employment, you agree not to induce, solicit, attempt to induce or solicit, or cause to be induced or solicited, any party who is an agent, employee, consultant, representative or is affiliated with the Company to leave the employ of or cease doing business with the Company.

(c) You acknowledge that the remedy at law for any breach of the foregoing will be inadequate, and the Company will therefore be entitled, in addition to any other relief available to it, to temporary and permanent injunctive relief without the necessity of proving actual damage. If provisions of this Paragraph are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations period.

5. **Injunctive Relief.** The Company will, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction. You acknowledge that any breach or threatened breach of the provisions of this Agreement will cause irreparable injury to the Company and that money damages will not provide an adequate remedy. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including any recovery of damages from you. In any legal or equitable action brought by the Company to enforce the terms of this Agreement, you have the right to assert all available defenses and counterclaims.

6. **Modification.** This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by you and the Company. You agree that any subsequent change or changes in your duties, benefits, salary or compensation shall not affect the validity or scope of this Agreement.

7. **Severability.** In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

8. **Entire Agreement.** You acknowledge receipt of this Agreement, and agree that with respect to the subject matter thereof it is your entire Agreement with CoActive, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof on this issue.

9. **Successors and Assigns.** This Agreement shall inure to the benefit of the Company's successors and assigns, including, without limitation, any successor by merger, acquisition, spin-off or sale of assets. Your rights and obligations under this Agreement are personal and not assignable or delegable in any manner or to any extent.

10. **Governing Law.** This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without reference to conflict of laws principles.

You will need to provide evidence you have the legal right to work in the United States within three (3) days of your starting date. This proof may be a valid U.S. Passport, Certified Birth Certificate, original Social Security card and/or a State Issued Driver's License or State Issued Identification card. There are other documents, which may be used to provide evidence of the right to work in the United States. Human Resources will provide you with a list of acceptable documents.

Please feel free to contact me at any time should you have questions.

We are looking forward to working with you and know that you will be a great asset to the team. I look forward to speaking with you soon.

Sincerely,

Dina Powers

Dina Powers
Human Resources Director

Your signature acknowledges your agreement of the offer letter and the terms herein. Please fax the signed offer letter to 212-660-3873:

Accepted by: [signature] 11/9/07